Exhibit (13)(d)

First Amendment to

Transfer Agency and Service Agreement (Dated as of April 27th 2004)

Between

Lazard Global Total Return and Income Fund, Inc.

And
Computershare Inc.

And

Computershare Trust Company, N.A.

AMENDMENT (“Amendment”), dated as of March 24, 2015 (“Effective Date”) to that certain Transfer Agency and Service Agreement (“Agreement”) dated as of April 27th, 2004, by and among each of Lazard Global Total Return and Income Fund, Inc., a corporation, having a principal office and place of business at 30 Rockefeller Plaza, New York, New York 10112 (each a “Customer” or the “Customer”) and Computershare Inc. (f/k/a EquiServe, Inc.), a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A. (f/k/a . EquiServe Trust Company, N.A.), a federally chartered trust company doing business at 250 Royall Street, Canton, Massachusetts 02021 (collectively, the “Transfer Agent” or individually “Computershare” and the “Trust Company,” respectively).

WHEREAS, the Customer and the Transfer Agent desire to amend the Agreement, in the manner set forth in Section 19.3 thereof, in the manner described below; and

WHEREAS, all required authorizations and approvals of the Amendment have been secured by the Customer; and

WHEREAS, unless otherwise provided in this Amendment, capitalized terms set forth herein shall have the respective meanings ascribed to them in and by the Agreement; and

WHEREAS, except as specifically set forth in this Amendment, all of the terms and conditions of the Agreement shall continue in full force and effect;

NOW, THEREFORE, by their execution hereof the parties to the Agreement hereby amend the same as follows:

1.	All references to “EQI” shall now be referred to as “Computershare”.

2.	Definitions. Section 1 of the Agreement is hereby amended by adding the following new definition in the appropriate place:

“(i)(l) “FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended’ all regulations and administrative pronouncements issued thereunder; and all intergovernmental agreements and associated rules, regulations, guidelines and other interpretive statements relating thereto; in each case, as the same may be amended from time to time.”

3.	Tax Withholding by EOI. Subsection 4.3 of the Agreement is hereby amended by inserting the words “FATCA and” immediately before the words “Sections 1441, 1442 and 3406” where the latter words appear in such subsection.

4.	Representations and Warranties of Transfer Agent. Section 8 of the Agreement is hereby amended by adding the following subsection 8.5:

“8.5       FATCA. The Transfer Agent has implemented policies and procedures reasonably designed to ensure compliance with the requirements of FATCA as in effect from and after June 30, 2014. Such policies and procedures are consistent with the Transfer Agent’s legal and contractual obligations as a withholding agent with respect to payments made or deemed made on behalf of each Customer pursuant to the Agreement.”

5.	Covenants of Transfer Agent. Section 13 of the Agreement is hereby amended by adding the following subsection 13.7:

“13.7 FATCA. The Transfer Agent shall maintain in the records pertaining to each Customer, to the extent received by Transfer Agent, valid documentation sufficient to establish the status of each Shareholder of a Customer under FATCA (including, to the extent received by Transfer Agent, facially valid Internal Revenue Service Forms W-8 and W-9, as applicable, duly completed and executed). The Transfer Agent shall take such further actions as may be required by amendments or additions to FATCA or as agreed upon from time to time between the Transfer Agent and each Customer in respect of FATCA compliance.”

6.	Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

7.	Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

Computershare Trust Company, N.A Computershare Inc.	Lazard Global Total Return and Income Fund, Inc.

By: /s/ Dennis V. Moccia Name: Dennis V. Moccia Title: Manager, Contract Administration	By: /s/ Gerald B. Mazzari Name: Gerald B. Mazzari Title: COO